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                                                                    Exhibit 4.01

                             SUPPLEMENTAL INDENTURE

     SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of July 1, 1999, between Anthony Crane Rental Holdings, L.P., a Pennsylvania limited partnership (the "Company"), and State Street Bank and Trust Company, as trustee under the Indenture referred to below (the "Trustee"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.


                                 W I T N E S S E T H

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of July 22, 1998, providing for the issuance of 13 3/8% Senior Discount Debentures in an aggregate principal amount at maturity of $48.0 million (the "Debentures");

     WHEREAS, Section 9.01 of the Indenture provides that the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder, among other things, to cure any ambiguity, defect or inconsistency;

     WHEREAS, the Management Committee has determined that the definition of the term "Subsidiary" in the Indenture is inconsistent with the intent of the parties as of the date of the Indenture and that it is necessary to cure such inconsistency; and

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Trustee and the Company mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1. Definitions. The definition of the term "Subsidiary" in Section 1.01 of the Indenture shall read as follows:

          "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the shares of Capital Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person, a Subsidiary of such Person or a general partner of such Person or Subsidiary or (b) the only general partners of which are such Person, one or more Subsidiaries of such Person (other than an Unrestricted Subsidiary) or a general partner of such

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          Person or Subsidiary (or any combination thereof); provided, however, that in no case shall Holdings be deemed a Subsidiary of the Company.

     2. New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     3. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     4. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

     5. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.



                           [SIGNATURE PAGES FOLLOW]

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first above written.



                              ANTHONY CRANE RENTAL HOLDINGS, L.P.

                              By:  ACR Management, L.L.C., its general partner


                              By:   /s/ Dale Buckwalter
                                    --------------------------------------------
                                    Name: Dale Buckwalter
                                    Title: Chief Financial Officer



                              STATE STREET BANK AND TRUST COMPANY as Trustee


                              By:   /s/ Laurel Melody-Casasanta
                                    --------------------------------------------
                                    Name: Laurel Melody-Casasanta
                                    Title: Assistant Vice President

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